Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2011, on the consolidated financial statements and internal control over financial reporting of Heckmann Corporation and subsidiaries, which report appears in the Annual Report on Form 10-K of Heckmann Corporation for the year ended December 31, 2010, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado

October 14, 2011